Exhibit 10.13

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (the “Amendment”), dated as of February 18, 2020, is made by and among THE EXONE COMPANY, a Delaware corporation (the “Borrower”), EXONE AMERICAS LLC, a Delaware limited liability company (“ExOne Americas”) and EXONE GmbH, a German company (“ExOne GmbH”; together with ExOne Americas, the “Guarantors”), and LBM HOLDINGS LLC, a Pennsylvania limited liability company (the “Lender”).

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of March 12, 2018, by and between the Borrower, Guarantors, and the Lender (as heretofore and hereafter amended, the “Credit Agreement”);

WHEREAS, the parties hereto desire to amend certain terms of the Credit Agreement in such a manner that, upon giving effect to such amendments, the Credit Agreement as so amended would contain the terms, covenants, conditions and other provisions as contained in the form of Credit Agreement set forth as Annex A to this Amendment (the “Consolidated Form Credit Agreement”) as hereinafter provided.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, covenant and agree as follows:

AGREEMENT

1.Definitions; Incorporation by Reference. All capitalized terms used and not defined herein shall have the meanings given them in the Credit Agreement, and the rules of construction set forth in Section 1.2 of the Credit Agreement shall apply to this Amendment.  The recitals hereto are hereby incorporated by reference.

2.Amendments.

(a)Amendments to Credit Agreement. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Credit Agreement is hereby amended so that, as amended, it shall read as set forth in, and shall have the terms, covenants, conditions and other provisions of, the Consolidated Form Credit Agreement, the terms covenants, conditions and other provisions of which Consolidated Form Credit Agreement are hereby incorporated by reference into this Amendment as if fully set forth herein. The Loan Parties and the Lender acknowledge and agree that each amendment to the Credit Agreement reflected in the Consolidated Form Credit Agreement is and shall be effective as if individually specified in this Amendment (both the Loan Parties and the Lender further acknowledge that amending the Credit Agreement by reference to the Consolidated Form Credit Agreement provides a convenience to such parties to permit the amended terms to be read in full context) and that this Amendment is not a novation of the Credit Agreement or any other Loan

Document or of any credit facility provided thereunder or in respect thereof. For ease of review, the original signature pages and Exhibits have been removed from the Consolidated Form Credit Agreement.  Notwithstanding that the cover page of the Consolidated Form Credit Agreement is dated “as of March 12, 2018” and Article IV of the Consolidated Form Credit Agreement attached hereto contains those conditions which were applicable to the initial Closing Date of March 12, 2018, the changes to the Credit Agreement effected by this Amendment shall be effective as of the satisfaction or waiver to the conditions to effectiveness set forth in Section 3 of this Amendment.

(b)Amendments to Schedules to Credit Agreement. Schedules 4.1.2, 4.1.16, 4.1.18, 4.1.24, 6.2.1, 6.2.3, and 6.2.4 of the Credit Agreement are hereby amended and restated in their entirety so that, as amended, they shall read as set forth on Annex B hereto.

3.Conditions of Effectiveness. The effectiveness of this Amendment is expressly conditioned upon satisfaction of each of the following conditions precedent (the date of such effectiveness, the “First Amendment Effective Date”):

(a)Execution and Delivery. The Loan Parties shall have executed and delivered to the Lender this Amendment and the Amendment to the Security Transfer Agreement.  The Borrower shall have executed and delivered an amended and restated Note to the Lender.

(b)Representations and Warranties; No Defaults. Each Loan Party, by executing this Amendment, hereby certifies and confirms that as of the date hereof and after giving effect to this Amendment: (i) the execution, delivery and performance of this Amendment and any and all other documents executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of such Loan Party and will not violate such Loan Party’s organizational or governing documents; (ii) the representations and warranties of such Loan Party contained in the Credit Agreement and the other Loan Documents are true and correct on the date hereof with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein); (iii) such Loan Party has performed and complied with all covenants and conditions of the Credit Agreement and the other Loan Documents and no Event of Default or Default under the Credit Agreement has occurred and is continuing or exists which will not be cured by the execution and effectiveness of this Amendment; and (iv) the Credit Agreement (as amended by this Amendment) and all other Loan Documents are and remain legal, valid, binding and enforceable obligations in accordance with the terms thereof.

4.Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect.

5.Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument, and delivery of executed signature pages hereof by telecopy or other electronic transmission from one party to another shall constitute effective and binding execution and delivery, respectively, of this Amendment by such party.

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6.Force and Effect. Except as expressly modified by this Amendment, the Credit Agreement and the other Loan Documents are hereby ratified and confirmed by each Loan Party and shall remain in full force and effect after the date hereof. The parties hereto do not amend or waive any provisions of the Credit Agreement or any of the other Loan Documents except as expressly set forth herein. The Lender expressly reserves any and all rights and remedies available to it under the Credit Agreement (except solely to the extent expressly waived hereby), the other Loan Documents, or any other agreement, or at law or in equity, or otherwise; and, except as expressly provided herein, no other waiver, consent, or amendment is made or implied hereby.

7.Governing Law. This Amendment shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

[SIGNATURE PAGES FOLLOW]

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This Amendment is executed as of the date stated at the beginning of this Amendment.

BORROWER:

THE EXONE COMPANY

By:	/s/ Douglas Zemba
Name:	Douglas Zemba
Title:	Chief Financial Officer and Treasurer

GUARANTORS:

EXONE AMERICAS LLC

By:	/s/ Douglas Zemba
Name:	Douglas Zemba
Title:	Authorized Signatory

EXONE GMBH

By:	/s/ Eric Bader
Name:	Eric Bader
Title:	Authorized Signatory
Location:	North Huntingdon, PA, U.S.A.

[First Amendment to Credit Agreement Signature Page]

This Amendment is executed as of the date stated at the beginning of this Amendment.

LENDER:

LBM HOLDINGS LLC

By:	/s/ John Irvin
Name:	John Irvin
Title:	Authorized Signer

[First Amendment to Credit Agreement Signature Page]

ANNEX A

Consolidated Form Credit Agreement

See attached.

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ANNEX A to First Amendment to Credit Agreement

CREDIT AGREEMENT

dated as of March 12, 2018

THE EXONE COMPANY,

as Borrower,

EXONE AMERICAS LLC and EXONE GmbH,

as Guarantors,

and

LBM HOLDINGS LLC

as Lender

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Table of Contents

			Page
1.	DEFINITIONS AND MECHANICS		1
	1.1	Certain Definitions	1
	1.2	Construction	11
	1.3	Accounting Principles	~~12~~13
2.	LOANS AND INTEREST RATES		13
	2.1	Revolving Credit Loans	13
	2.2	Commitment Fee	13
	2.3	Termination or Reduction of Revolving Credit Commitments	13
	2.4	Loans and Borrowings; Loan Request	~~13~~14
	2.5	Evidence of Debt	14
	2.6	Reserved	14
	2.7	Interest Rates	14
	2.8	Interest Payment	~~14~~15
	2.9	Interest After Default	15
	2.10	Libor Sunset	15
3.	PAYMENTS		~~15~~16
	3.1	Loan Payments	~~15~~16
	3.2	Voluntary Prepayments	~~15~~16
	3.3	Mandatory Prepayments	~~15~~17
	3.4	Expiration Date	~~16~~17
4.	REPRESENTATIONS AND WARRANTIES		~~16~~17
	4.1	Representations and Warranties	~~16~~17
	4.2	Updates to Schedules	~~22~~23
5.		CONDITIONS OF LENDING	~~22~~23
	5.1	Conditions Precedent	~~22~~23
	5.2	Conditions Precedent to Any Loan	~~25~~26
6.	COVENANTS		~~25~~26
	6.1	Affirmative Covenants	~~25~~26
	6.2	Negative Covenants	~~28~~29
	6.3	Reporting Requirements	~~33~~34

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7.	DEFAULT		~~34~~35
	7.1	Events of Default	~~34~~35
	7.2	Consequences of Event of Default	~~37~~38
	7.3	Set-off	~~39~~40
	7.4	Notice of Sale	~~40~~41
8.	MISCELLANEOUS		~~40~~41
	8.1	Modifications, Amendments or Waivers	~~40~~41
	8.2	No Implied Waivers; Cumulative Remedies; Writing Required	~~40~~41
	8.3	Reimbursement, Indemnification and Waiver by the Loan Parties	~~40~~41
	8.4	Holidays	~~41~~42
	8.5	Notices	~~42~~43
	8.6	Severability	~~43~~44
	8.7	Governing Law	~~43~~44
	8.8	Prior Understanding	~~43~~44
	8.9	Duration; Survival	~~44~~45
	8.10	Successors and Assigns	~~44~~45
	8.11	Confidentiality	~~44~~45
	8.12	Counterparts	~~45~~46
	8.13	Lender’s Consent	~~45~~46
	8.14	Exceptions	~~45~~46
	8.15	CONSENT TO FORUM; WAIVER OF JURY TRIAL	~~45~~46
	8.16	Payments Set Aside	~~45~~46
	8.17	Taxes	~~46~~47

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LIST OF SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1(a)	Excluded Collateral
Schedule 1.1(b)	Permitted Liens
Schedule 4.1.2	Capitalization and Ownership
Schedule 4.1.6	Litigation
Schedule 4.1.8	Liabilities
Schedule 4.1.16	Insurance
Schedule 4.1.18	Material Contracts
Schedule 4.1.21	Labor Contracts
Schedule 4.1.24	Collateral Locations
Schedule 6.1.16	Post-Closing Matters
Schedule 6.2.1	Indebtedness
Schedule 6.2.3	Guaranties
Schedule 6.2.4	Loans and Advances
Schedule 6.2.8	Affiliate Transactions

Exhibits

Exhibit A	Form of Collateral Assignment of Contract Rights
Exhibit B	Form of Guaranty Agreement
Exhibit C	Form of Intercompany Subordination Agreement
Exhibit D	Form of Note
Exhibit E	Form of U.S. Security Agreement
Exhibit F	Form of Security Transfer Agreement
Exhibit 2.4	Form of Loan Request

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is dated as of March 12, 2018, and is made by and among THE EXONE COMPANY, a Delaware corporation, having a principal address at 127 Industry Boulevard, North Huntingdon, PA 15642 (the “Borrower”), EXONE AMERICAS LLC, a Delaware limited liability company, having a principal address at 127 Industry Boulevard, North Huntingdon, PA 15642 (“ExOne Americas”) and EXONE GmbH, a German company having a principal address at Daimlerstrasse 22, 86368 Gersthofen Germany (“ExOne GmbH”; together with ExOne Americas, the “Guarantors”) and LBM HOLDINGS LLC, a Pennsylvania limited liability company, having a principal address at 960 Penn Avenue, Suite 400, Pittsburgh, PA 15222 (the “Lender”).

RECITALS

WHEREAS, the Borrower and its Subsidiaries (collectively, “ExOne”) manufacture, sell, distribute and service 3-D printing machines and related equipment (“Machines”) to customers on a worldwide basis; and

WHEREAS, the Borrower has requested the Lender to provide a $~~15,000,000~~10,000,000 revolving credit facility, the proceeds of which will be used for working capital and other general corporate purposes.

AGREEMENT

In consideration of the foregoing, of their mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Loan Parties (as defined herein) and the Lender covenant and agree as follows:

1.DEFINITIONS AND MECHANICS

1.1Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

“Adjusted LIBOR Rate” shall have the meaning specified in Section 2.7.

“Affiliate” as to any Person, means any other Person: (a) which directly or indirectly controls, is controlled by, or is under common control with such Person, (b) which beneficially owns or holds more than fifty percent (50%) of any class of the voting or other equity interests of such Person, or (c) more than fifty percent (50%) of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.  Control, as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Anti-Terrorism Laws” means any Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Law, all as amended, supplemented or replaced from time to time.

“Applicable Margin” means 500 basis points 5.00%.

“Asset Sale” means any disposition or series of dispositions by any Loan Party or any Subsidiary of a Loan Party after the date hereof of the type described in Section 6.2.7.

“Assigned Collateral” means all of the contract rights described in the Collateral Assignment of Contract Rights.

“Authorized Officer” means those individuals, designated by written notice to the Lender from each Loan Party, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder.  Each Loan Party may amend such list of individuals from time to time by giving written notice of such amendment to the Lender.

“Benefit Arrangement” means at any time an “employee benefit plan”, within the meaning of Section 3(3) of ERISA, which is not a Plan, sponsored or otherwise contributed to by any member of the ERISA Group.

“Borrowing Date” means the date for the making of any Loan, which shall be a Business Day.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Pittsburgh, Pennsylvania.

“Capital Impairments” has the meaning assigned to that term in Section 7.2.5.

“Change of Control” means, with respect to the Borrower, an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided, however, that the determination of the percentage above shall exclude any shares of common stock beneficially owned directly or indirectly by S. Kent Rockwell or the Lender that are transferred to the acquiring “person” or “group” above.

“Closing Date” means March 12, 2018.

~~“Collateral Assignment of Contract Rights” means the Collateral Assignment of Contract Rights made by and between the Loan Parties and the Lender in substantially the form attached as Exhibit A, dated as of the Closing Date, as the same may be amended, restated, or modified from time to time.~~

“Collateral” means the UCC Collateral, the Assigned Collateral and the German Collateral; excluding any (a) Excluded Collateral and (b) any contract or agreement which by virtue of its terms does not allow for its pledge or assignment to the Lender, but including, any proceeds from any such contract or agreement.

“Collateral Assignment of Contract Rights” means the Collateral Assignment of Contract Rights made by and between the Loan Parties and the Lender in substantially the form attached as Exhibit A, dated as of the Closing Date, as the same may be amended, restated, or modified from time to time.

“Commitment Fee” has the meaning assigned to that term in Section 2.2.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C.  § 1 et seq.), as amended from time to time, and any successor statute.

“Covered Entity” means the Borrower, each of the Borrower’s Subsidiaries and all Guarantors.

“Default Rate” means a rate per annum equal to two percent (2%) in excess of the Adjusted LIBOR Rate.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Distributions” means, for the applicable period, the aggregate of all amounts paid or payable (without duplication) as dividends or distributions on or in respect of any shares of any class of capital stock of or other equity interests of a Person, and includes any purchase, redemption or other retirement of any ownership interests directly or indirectly through a subsidiary or otherwise and includes return of capital to members.

“Dollar, Dollars, U.S. Dollars” and the symbol $ means lawful money of the United States of America.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” means, at any time, the Loan Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Escrow Agent” means The Huntington National Bank.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, made by and among the Borrower, the Lender, the Escrow Agent, as the same may be amended, restated, supplemented, modified or extended from time to time.

“Event of Default” means any of the events described in Section 7.1 and referred to therein as an “Event of Default”.

“Excluded Collateral” means (a) all real property owned by the Borrower and the Guarantors, and (b) other collateral owned by the Borrower or the Guarantors or other lease agreements listed on Schedule 1.1(a).

“Excluded Subsidiary” means, (a) collectively, (i) ExOne Property GmbH, (ii) ExOne KK, (iii) ExOne Italy S.r.l, (iv) any other Subsidiary created or acquired after the Closing Date, and (b) in the case of any obligation under any Excluded Swap Obligation, any Subsidiary of the Borrower that is a non-qualifying party with respect thereto; provided that the Subsidiaries described in this clause (b) shall only be Excluded Subsidiaries to the extent that, and for so long as, any guaranty by such Subsidiary would have adverse tax consequences for the Borrower or any other Loan Party or result in a violation of applicable Laws.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the ~~Guarantee~~Guaranty of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such ~~Guarantee~~Guaranty or security interest is or becomes illegal.

“ExOne” has the meaning assigned to that term in the Recitals.

“ExOne Americas” has the meaning assigned to that term in the Preamble.

“ExOne GmbH” has the meaning assigned to that term in the Preamble.

“Expiration Date” means March ~~12~~31, ~~2021~~2024, however the Borrower and Lender may mutually agree in writing to modify the Expiration Date to a date earlier than March 31, 2024.

“First Amendment Effective Date” means February [17], 2020.

“GAAP” means accounting principles generally accepted in the United States of America, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

“German Collateral” means all of the property of ExOne GmbH in which security interests in favor of the Lender have been granted by ExOne GmbH under the Security Transfer Agreement.

“Guarantors” means each of ExOne Americas and ExOne GmbH.

“Guaranty” of any Person means any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Guaranty Agreement” means the Continuing Agreement of Guaranty and Suretyship in substantially the form attached as Exhibit B, dated as of the Closing Date, executed and delivered to the Lender by each Guarantor.

“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (a) borrowed money, seller notes or seller holdbacks, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility in the ordinary course of business, (c) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (d) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of the business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due), or (e) any Guaranty of Indebtedness for borrowed money.

“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in Other Taxes.

“Indemnitee” has the meaning assigned to that term in Section 8.3.2.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement in substantially the form attached as Exhibit C, dated as of the Closing Date, made by and among the Loan Parties, in form and substance satisfactory to the Lender.

“Interest Payment Date” means the fifteenth (15th) day of each calendar month after the date hereof and on the Expiration Date or upon acceleration of the Note.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Labor Contracts” means all employment agreements, employment contracts, collective bargaining agreements and other agreements between a Loan Party and its employees.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization, approval, lien, award by or settlement agreement with any Official Body, including any of the foregoing Laws relating to any do-not-call regulations, as any of the foregoing Laws from time to time may be amended, renewed, extended or replaced.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan Documents” means this Agreement, the Guaranty Agreement, the U.S.  Security Agreement, the Collateral Assignment of Contract Rights, the Note, the Intercompany Subordination Agreement, the Security Transfer Agreement, the Escrow Agreement, any deposit account control agreement or similar instrument and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and “Loan Document” means any of the Loan Documents.

“Loan Party” means the Borrower and the Guarantors.

“Loan Request” has the meaning assigned to such term in Section 2.4.

“Loans” has the meaning assigned to that term in Section 2.1.

“Machines” has the meaning assigned to that term in the Recitals.

“Material Adverse Change” means any set of circumstances or events which:  (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document or the Collateral, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Borrower to duly and punctually pay or perform its Indebtedness owing to Lender or any Loan Party to perform its Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Lender, to the extent permitted, to enforce its legal remedies pursuant to any Loan Document.

“Net Assets” has the meaning assigned to that term in Section 7.2.5.

“Net Cash Proceeds” means in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking and other customary advisor fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Note” means the Note in substantially the form attached as Exhibit D, ~~dated as of the Closing Date,~~ made by the Borrower payable to the order of the Lender in the original principal amount of $~~15,000,000~~10,000,000, as the same may be amended, restated, modified, or extended from time to time.

“Notices” has the meaning assigned to that term in Section 8.5.

“Obligation” means any obligation or liability of Loan Parties to the Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Note or any other Loan Document.  Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Swap Obligations.

“Official Body” means any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“One Month LIBOR Rate” means the rate of interest published on the first Business day of each month in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one period (or, if no such rate is published therein for any reason, then the One Month LIBOR Rate shall be the Eurodollar rate for a one month period as published in another publication selected by the Lender).  If the Eurodollar rate, for any reason, no longer exists, the One Month LIBOR Rate shall mean a comparable replacement rate determined by the Lender at such time, in consultation with the Borrower (which determination shall be conclusive absent manifest error).

“Organizational Documents” means: (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.17(~~a~~e)~~(a)~~).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Permitted Investments” means U.S.  Treasury securities, money market mutual funds of nationally-recognized sponsors, and debt securities of up to 18 months in maturity of U.S. companies carrying a rating of at least BBB with Standard & Poor’s Financial Services, LLC or rating of Baa2 with Moody’s Investors Service, Inc.

“Permitted Liens” means:

(a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(b) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(c) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(d) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(e) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, or minor irregularities in title thereto and other immaterial liens that do not secure the payment of money, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(f) Any Lien existing on the date of this Agreement and described on Schedule 1.1(b), and any extension, replacement or renewal thereof, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(g) Purchase Money Security Interests, capitalized leases and Liens on tangible property (excluding inventory) to the extent that the Indebtedness secured thereby is permitted under Section 6.2.1, provided that such Liens shall be limited to the assets acquired with such purchase money financing or leased pursuant to such capitalized lease;

(h) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in Section 7.1.5;

(i) Any other Liens not already covered in clauses (a) through (h) of this definition above securing Indebtedness permitted under Section 6.2.1 so long as such Liens are secured by assets other the Collateral.

“Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Official Body, or any other entity.

“Plan” means at any time an employee pension benefit plan (including a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 and 436 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“Potential Default” means any event or condition which with notice, passage of time, or any combination of the foregoing and such event or condition not being cured to the Lender’s satisfaction, would constitute an Event of Default.

“Prime Rate” means the rate publicly quoted from time to time by The Wall Street Journal as the U.S.  Prime Rate.

“Principal Office” means the main office of the Lender at 960 Penn Avenue, Suite 400, Pittsburgh, PA 15222 or such other office as the Lender shall designate to the Borrower from time to time in writing as being the Principal Office of the Lender.

“Prior Security Interest” means a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the UCC Collateral which is subject only to Liens (a) which are given priority by statute for taxes not yet due and payable or (b) for Purchase Money Security Interests, in each case as permitted hereunder.

“Purchase Money Security Interest” means Liens upon tangible personal property securing loans to the Borrower or deferred payments by the Borrower for the purchase of such tangible personal property.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Revolving Credit Commitment” means ~~Fifteen~~Ten Million Dollars ($~~15,000,000~~10,000,000), as such amount may be adjusted from time to time in accordance with this Agreement.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Security Transfer Agreement” means the Security Transfer Agreement in substantially the form attached as Exhibit F, dated as of the Closing Date, by and between ExOne GmbH and the Lender, as may be amended, restated, supplemented, modified, or extended from time to time.

“Solvent” means, with respect to any Person on a particular date, that on such date: (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, including contingent liabilities, and other commitments as they mature in the normal course of business, and (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.

“Subsidiary” of any Person at any time means:  (a) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (b) any partnership of which such Person is a general partner or of which fifty percent (50%) or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (c) any limited liability company of which such Person is a member or of which fifty percent (50%) or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (d) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“UCC Collateral” means the property of the Borrower and ExOne Americas in which security interests in favor of the Lender have been granted by the Borrower and ExOne Americas under the U.S.  Security Agreement and where the manner of creation and perfection of such security interests are governed by the Uniform Commercial Code.

“Uniform Commercial Code” shall have the meaning assigned to that term in Section 4.1.15.

“U.S. Security Agreement” means the U.S.  Security Agreement in substantially the form attached as Exhibit E, dated as of the Closing Date, by and between the Borrower and ExOne Americas and the Lender, as the same may be amended, restated, supplemented, modified, or extended from time to time.

1.2Construction.

Unless the context otherwise clearly requires, the following rules of construction shall apply to each Loan Document:

1.2.1Number; Inclusion.

References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2Determination.

References to “determination” of or by the Lender shall be deemed to include good-faith estimates by the Lender (in the case of quantitative determinations) and good-faith beliefs by the Lender (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3Discretion and Consent.

Whenever the Lender is granted the right herein to act in its sole discretion or to grant or withhold consent, such right shall be exercised in good faith;

1.2.4Documents Taken as a Whole.

The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in any Loan Document refer to such Loan Document as a whole and not to any particular provision of such Loan Document;

1.2.5Headings.

Section and other headings contained in any Loan Document and the Table of Contents (if any) preceding any Loan Document are for reference purposes only and shall not control or affect the construction of any Loan Document or the interpretation in any respect;

1.2.6Implied References.

Article, section, subsection, clause, schedule and exhibit references in any Loan Document, are to that Loan Document, unless otherwise specified;

1.2.7Persons.

Reference to any Person includes such Person’s successors and assigns, but, if applicable, only if such successors and assigns are permitted by such Loan Document, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8Modifications to Documents, Notes and Laws.

Reference to any agreement (including any Loan Document together with the schedules and exhibits thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted, superseded or restated; reference to any notes (including the Note) means such notes together with all amendments, extensions, renewals, replacements, re-financings or re-fundings thereof in whole or in part; and reference to any Law means such Law as the same has been, or shall hereafter be, amended, renewed, extended or replaced;

1.2.9From, To and Through.

Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.10Shall; Will.

References to “shall” and “will” have the same meaning.

1.3Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

2.LOANS AND INTEREST RATES

2.1Revolving Credit Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the Lender agrees to make revolving credit loans (each such loan, a “Loan”) in Dollars to the Borrower at any time or from time to time on any Business Day on or after the Closing Date to the Expiration Date, provided that after giving effect to any Loan, the aggregate principal amount of all Loans issued hereunder at any time shall not exceed the Revolving Credit Commitment.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow under this Section 2.1, repay under Section 3.2 and reborrow Loans under this Section 2.1.

2.2Commitment Fee.  Accruing at all times from the Closing Date until the Expiration Date (and without regard to whether the conditions to make Loans are then met), the Borrower agrees to pay to the Lender a nonrefundable commitment fee (the “Commitment Fee”) equal to ~~seventy-five~~one hundred (~~75~~100) basis points (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (a) the Revolving Credit Commitment and (b) the total amount of the outstanding Loans.  All Commitment Fees shall be payable in arrears on each Interest Payment Date.

2.3Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than five (5) Business Days’ notice to the Lender, to terminate the Revolving Credit Commitment or, from time to time, to permanently reduce the aggregate amount of the Revolving Credit Commitment; provided that no such termination or reduction of Revolving Credit Commitment shall be permitted if, after giving effect thereto and to any prepayments of the ~~Revolving Credit~~ Loans made on the effective date thereof, the principal amount of the Loans would exceed the aggregate Revolving Credit Commitment.  Any such reduction or termination shall be accompanied by prepayment of the Loans (together with all outstanding Commitment Fees) and the full amount of interest accrued on the principal sum to be prepaid to the extent necessary to cause the aggregate principal amount of the Loans after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitment as so reduced or terminated.  Any notice to reduce the Revolving Credit Commitments under this Section 2.3 shall be irrevocable.

2.4Loans and Borrowings; Loan Request.

(a)The Borrower may from time to time request a borrowing of a Loan by providing the Escrow Agent, on or before 10:00 a.m., Pittsburgh time, on a Business Day, (i) a completed request for a Loan (in writing by letter, facsimile or .pdf) substantially in the form of Exhibit 2.4 (each, a “Loan Request”) or (ii) a request by telephone immediately confirmed by a Loan Request, it being understood that the Escrow Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Loan Request shall be irrevocable and shall specify: (A) the proposed Borrowing Date (which shall be at a minimum seven (7) Business Days following the date of the making of the Loan Request); (B) the amount of the proposed Loan, which amount shall be in (x) integral multiples of $1,000,000 and not less than $1,000,000 for each borrowing (C) the intended use of proceeds of such Loan, and (D) the account of the Borrower to which the Loan should be deposited.  On the terms and subject to the conditions of the Escrow Agreement, the Escrow Agent shall make such Loan available to the Borrower by wire transfer in immediately available funds to the account of the Borrower as shall have been specified in its Loan Request.

(b)Prior to indefeasible payment in full of the Obligations, (1) the Lender acknowledges and agrees that it cannot and will not direct, authorize or request the Escrow Agent to make a payment or transfer monies of any amount at any time from the ~~Escrow Account~~escrow account and (2) under the terms and conditions of the Escrow Agreement, the Borrower is the only party permitted to take any of the aforementioned actions.

2.5Evidence of Debt.

The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business.  The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  The Borrower shall execute and deliver to the Lender a Note, which shall evidence the respective Loans in addition to such accounts or records.  The Lender may attach schedules to the Note and endorse thereon the date, amount and maturity of the Loans and payments with respect thereto.

2.6Reserved.

2.7Interest Rates.

Interest on each Loan shall bear interest at a rate per annum (based upon the actual number of days that the principal is outstanding over a year of 360 days) which shall be equal to the One Month LIBOR Rate, plus the Applicable Margin (the “Adjusted LIBOR Rate”).  The rate of interest will be adjusted automatically as of the first Business Day of each calendar month.  On or about the first Business Day of each calendar month, the Lender shall make available to the Borrower in writing the One Month LIBOR Rate for the preceding calendar month.

2.8Interest Payment.

Interest on each Loan shall be due and payable in arrears on each Interest Payment Date.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any bankruptcy, insolvency, reorganization or other similar Law.  Interest on mandatory prepayments of principal under this Agreement shall be due on the date such mandatory prepayment is due.  Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

2.9Interest After Default.

(a)Interest Rate.  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  While any Event of Default exists, outstanding Obligations shall accrue at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(b)Acknowledgement.  The Borrower acknowledges that the increase in rates referred to in this Section reflects, among other things, the fact that the Loans or other amounts have become a substantially greater risk given their default status and that the Lender is entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Lender.

2.10Libor Sunset.

If for any reason the Lender shall determine (such determination to be made in the Lender’s sole discretion and be conclusive absent manifest error) that the One Month LIBOR Rate is unavailable or the continued availability or marketability thereof is at risk, due to any circumstances, including, without limitation, because (i) the One Month LIBOR Rate no longer exists, substantively, or is otherwise unavailable (or expected to be unavailable) for an extended period of time; (ii) dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and interest period of the applicable loan contemplated herein, and such circumstances are unlikely to be temporary, (iii) reasonable and adequate means do not exist for the ascertaining the One Month LIBOR Rate for the applicable interest period of the applicable loan contemplated herein, and such circumstances are unlikely to be temporary, (iv) the One Month LIBOR Rate is no longer a widely recognized benchmark rate for newly originated loans in the United States syndicated loan market in the applicable currency; or (v) the applicable supervisor or administrator (if any) of the One Month LIBOR Rate or any governmental authority having, or purporting to have, jurisdiction over the Lender has made a public statement identifying a specific date after which the One Month LIBOR Rate shall no longer be used for determining interest rates for loans in the United States syndicated loan market in the applicable currency, then, the Lender may select in its sole but reasonable discretion and in consultation with the Borrower, an alternative benchmark rate to replace the One Month LIBOR Rate, and modify the applicable margins and make other related amendments, in each case giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities, or any selection, endorsement or recommendation by a relevant governmental body with respect to such facilities.  The Lender shall provide notice to the Borrower of an amendment of this Agreement to reflect the replacement index, adjusted margins and such other related amendments as may be appropriate, in the sole but reasonable discretion of the Lender, for the implementation and administration of the replacement index-based rate.  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, such amendment shall become effective without any further action or consent of any other party to this Agreement upon delivery of notice to the Borrower.  For the avoidance of doubt, following the date when a determination is made pursuant to the above and until a replacement index has been selected and implemented in accordance with the terms and conditions above, at the Lender’s election all Loans shall accrue interest at, and the interest rate shall be, the Prime Rate.  Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, then at such times, such index shall be deemed to be zero for purposes of this Agreement.

3.PAYMENTS

3.1Loan Payments.

All payments and prepayments to be made in respect of principal, interest, or other amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments (a) of interest or fees owing to the Lender shall be made to the Lender at the Principal Office and (b) of principal or other amounts due shall be made to the Escrow Agent pursuant to the terms of the Escrow Agreement, in each case, in Dollars and in immediately available funds.

3.2Voluntary Prepayments.

The Borrower shall have the right at its option from time to time to prepay any Loan, without premium or penalty.  All prepayments of a Loan shall include the principal amount specified by the Borrower together with all accrued interest thereon.

3.3Mandatory Prepayments.

(a)Asset Sales or Recovery Events.  If any Loan Party receives Net Cash Proceeds from any Asset Sales or Recovery Events, the Borrower shall make a mandatory prepayment of principal on the Loans to the extent that the Borrower or such Loan Party has not reinvested the proceeds from such Asset Sales or Recovery Events, within one hundred eighty (180) days of the date of receipt by the Borrower or such Loan Party of such Net Cash Proceeds.

(b)Sale of Business.  In the event that Net Cash Proceeds are received by the Borrower in respect of the sale of all or substantially all of the equity interests of the Borrower, the Borrower shall immediately prepay the Obligations in full to the Lender or the Escrow Agent, as applicable, and this Agreement shall be terminated.

(c)Event of Default.  The Borrower shall be required to prepay the Loans in the event of an acceleration of the Loans under Section ~~7.2~~7.2.1(a) following an Event of Default.

3.4Expiration Date.

The Borrower shall pay (a) to the Escrow Agent the aggregate principal amount of the Loans outstanding and (b) all outstanding interest thereon to the Lender on the Expiration Date or upon such earlier date as may be required by the Lender under Section 7.2 after the occurrence of an Event of Default which has not been waived in writing by the Lender.

4.REPRESENTATIONS AND WARRANTIES

4.1Representations and Warranties.

The Loan Parties jointly and severally represent and warrant to the Lender as follows:

4.1.1Organization and Qualification.

Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct.  Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except to the extent that any failure to be so qualified and in good standing would not constitute a Material Adverse Change.

4.1.2Capitalization and Ownership.

Schedule 4.1.2 states as of the Closing Date the name of each Loan Party’s and each Subsidiary’s jurisdiction of organization.  Each Loan Party and each Subsidiary of a Loan Party has good and marketable title to all of the ownership interests it purports to own, free and clear in each case of any Lien.  All ownership interests have been validly issued, and all ownership interests are fully paid and nonassessable.  All capital contributions and other consideration required to be made or paid in connection with the issuance of the ownership interests have been made or paid, as the case may be.  As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any such ownership interests except as indicated on Schedule 4.1.2.

4.1.3Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out the Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

4.1.4Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document.  This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

4.1.5No Conflict.

Neither the execution and delivery of this Agreement nor any other Loan Document by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of Organizational Document of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).

4.1.6Litigation.

Except as set forth on Schedule 4.1.6, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body as to which there is a reasonable probability of such actions, suits, proceedings or investigations being adversely decided and, if adversely decided, which would reasonably be expected to have a Material Adverse Change.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

4.1.7Title to Properties.

The real property owned or leased by each Loan Party and each Subsidiary of each Loan Party as of the Closing Date is described on Schedule 4.1.24.  Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all material properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases.  All material leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

4.1.8Financial Statements; Liabilities.

(a)All quarterly and annual financial statements of the Borrower were compiled from the books and records maintained by the Borrower and its Subsidiaries and are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(b)No Loan Party had, as of the date of the last delivery of the financial statements described in clause (a) above, any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed therein or in the notes thereto, which would cause a Material Adverse Change.  Except as disclosed on Schedule 4.1.8, since June 30, 2015, no Material Adverse Change has occurred.

4.1.9Use of Proceeds.

The Borrower intends to use the proceeds of the Loans in accordance with Section 6.1.12.

4.1.10Full Disclosure.

No Loan Document, nor any certificate, statement, agreement or other documents furnished to the Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Lender prior to or at the date hereof in connection with the transactions contemplated hereby.

4.1.11Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and its Subsidiaries have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.  There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of the Borrower for any period.

4.1.12Consents and Approvals.

Except for the filing of financing statements in the required filing offices, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of the Loan Documents by each Loan Party.

4.1.13No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default.  No Loan Party is in violation of: (a) any term of its Organizational Documents or (b) any material agreement or instrument to which it is a party or by which it or any of its properties or assets may be subject or bound where such violation would constitute a Material Adverse Change.

4.1.14Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and its Subsidiaries owns or has the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits, know-how and other intellectual property rights necessary to own and lease the Machines.

4.1.15Security Interests.

The Liens granted to the Lender pursuant to the Loan Documents in the Collateral constitute and will continue to constitute Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction (the “Uniform Commercial Code”) or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law.  Each Loan Party hereby grants to the Lender a security interest with respect to all of the Collateral and any proceeds from the sale of the Collateral.  Upon the occurrence of any Event of Default or event which, with giving of notice or lapse of time or both, could become an Event of Default, the Lender may exercise all rights and remedies of a secured party under the Uniform Commercial Code with respect thereto.  Upon the filing and recording of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, all such action as is necessary or advisable to establish such rights of the Lender will have been taken, and there will be upon execution and delivery of the Loan Documents and the filing of such financing statements, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six (6) months prior to each five (5) year anniversary of the filing of such financing statements.  All filing fees and other expenses in connection with each such action have been or will be paid by the Loan Parties.

4.1.16Insurance.

Schedule 4.1.16 lists all insurance policies and other bonds to which each Loan Party is a party, all of which are valid and in full force and effect.  No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby.  Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party in accordance with prudent business practices.

4.1.17Compliance with Laws.

Each Loan Party is in compliance in all material respects with all applicable Laws in all jurisdictions in which such Loan Party is presently or will be doing business, except where the failure to do so would not constitute a Material Adverse Change.

4.1.18Material Contracts.

Schedule 4.1.18 lists as of the Closing Date all contracts relating to the business operations of each Loan Party and each Subsidiary of any Loan Party required to be filed by Item 601 of Regulation S-K of the Securities Act of 1933, as amended.  All such material contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms.  The Loan Parties and their Subsidiaries are not in material default with respect to any such material contracts, nor do the Loan Parties have knowledge of any material default with respect to the other parties to such material contracts.

4.1.19Investment Companies; Regulated Entities.

No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control”.  No Loan Party is not subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

4.1.20Employment Matters and Benefits.

(a)Each Loan Party and its Subsidiaries are in compliance in all material respects with any applicable provisions of ERISA with respect to all of its Benefit Arrangements and Plans.  No Loan Party nor any Subsidiary of a Loan Party is subject to any multiemployer plans as defined in ERISA.  There has been no ~~Prohibited Transaction~~prohibited transaction with respect to any Benefit Arrangement or any Plan, which could result in any material liability of any Loan Party or any other member of the ERISA Group.  With respect to each Plan, each Loan Party and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.  No Loan Party nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan under Section 4041 of ERISA.

(b)No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment has been made or is reasonably expected to be made to any Plan in violation of 436(c) of the Internal Revenue Code.

(c)To the extent that any Benefit Arrangement is insured, each Loan Party and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date.  To the extent that any Benefit Arrangement is funded other than with insurance, each Loan Party and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

(d)All Plans and Benefit Arrangements have been administered in accordance with their terms and applicable Law in all material respects.

4.1.21Employment Matters.

Except as disclosed on Schedule 4.1.21, each Loan Party is in compliance with all Labor Contracts and all applicable Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change.  There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or, to the knowledge of any Loan Party, current or threatened strikes, picketing, hand-billing or other work stoppages or slowdowns at facilities of any Loan Party which in any case would constitute a Material Adverse Change.

4.1.22Solvency.

The Borrower is Solvent.

4.1.23Margin Stock.

None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

4.1.24Collateral Locations.

Schedule 4.1.24 ~~lists all real property owned or leased by any Loan Party (and designates whether such real property is owned or leased, and if owned, whether such real property is subject to a mortgage).  Schedule 4.1.24~~ provides each location at which any Collateral is located, whether or not such location is owned or leased by such Loan Party.  To the extent that any such location is leased and upon request of the Lender, Schedule 4.1.24 lists the applicable Loan Party party to the lease and a good faith estimate of the market value of the Collateral held at such location, and, if reasonably requested by the Lender, the name and address of the landlord.  Except as disclosed on Schedule 4.1.24, none of the Collateral is in the possession of any bailee, warehouseman, processor or consignee.  To the extent that any of the Collateral is in the possession of any bailee, warehouseman, processor or consignee, Schedule 4.1.24 provides a good faith estimate of the market value of the Collateral held by each Loan Party at each location.

4.1.25Anti-Terrorism Laws.

(a)No Covered Entity is a Sanctioned Person; (b) each of the Covered Entities is in compliance in all material respects with any applicable Anti-Terrorism Laws; and (c) the Borrower has implemented and maintains in effect policies and procedures that the Borrower reasonably believes are designed to ensure compliance by the Covered Entities with Anti-Terrorism Laws in all material respects.

4.2Updates to Schedules.

Should any of the representations and warranties, or information or disclosures provided on any of the Schedules, become outdated or incorrect in any material respect, the Borrower shall provide the Lender in writing with such revisions or updates in an appropriate Schedule as may be necessary or appropriate to update or correct same no less frequently than on January 15 and July 15 of each calendar year; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation be deemed to have been cured thereby, unless and until the Lender, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

5.CONDITIONS OF LENDING

The obligation of the Lender to make any Loan hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans and to the satisfaction of the following further conditions:

5.1Conditions Precedent.

On the Closing Date:

5.1.1Officer’s Certificate.

The representations and warranties of the Loan Parties contained in Section 4 and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each Loan Party shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred which has not have been waived in writing by the Lender; and there shall be delivered to the Lender a certificate, dated as of the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each Loan Party to each such effect.

5.1.2Secretary’s Certificates.

There shall be delivered to the Lender a certificate dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of each Loan Party, certifying as appropriate as to:

(a)all action taken by such Loan Party in connection with the Loan Documents;

(b)the names of the officers authorized to sign the Loan Documents and the true signatures of such officers and specifying the Authorized Officers permitted to act on behalf of such Loan Party for purposes of the Loan Documents and the true signatures of such officers, on which the Lender may conclusively rely; and

(c)copies of its Organizational Documents as in effect on the Closing Date certified by the appropriate government official where such documents are filed in such jurisdiction together with recent certificates from the appropriate government officials in such jurisdiction as to the continued existence and good standing of each Loan Party in each jurisdiction where organized.

5.1.3Delivery of Loan Documents.

This Agreement and, except as set forth on Schedule 6.1.16, all other Loan Documents shall have been duly executed and delivered to the Lender, together with all appropriate financing statements.

5.1.4Reserved.

5.1.5Legal Details.

All legal details and proceedings in connection with the transactions contemplated by the Loan Documents shall be in form and substance satisfactory to the Lender, and the Lender shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Lender, as the Lender may reasonably request.

5.1.6Consents.

All material consents, licenses and approvals required for the delivery and performance by each Loan Party of any Loan Document and the enforceability of any Loan Document against such Loan Party, certified by an Authorized Officer of such Loan Party that each is in full force and effect and none other is so required or necessary.

5.1.7No Violation of Laws.

The making of the Loans shall not contravene any Law applicable to any Loan Party or the Lender.

5.1.8No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Official Body to enjoin, restrain or prohibit, or to obtain damages in respect of, the Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by the Loan Documents.

5.1.9Insurance Policies; Certificates of Insurance; Endorsements.

The Loan Parties shall have delivered evidence acceptable to the Lender that adequate insurance in compliance with Section 6.1.3 is in full force and effect and that all premiums then due thereon have been paid, together with a certified copy of the Loan Parties’ casualty insurance policy or policies evidencing coverage satisfactory to the Lender, with additional insured and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Lender naming the Lender as a loss payee and an additional insured.

5.1.10Lien searches.

The Lender shall have received lien searches for the Loan Parties in scope acceptable to the Lender and with results acceptable to the Lender.

5.1.11Opinions of Counsel.

The Lender shall have received written opinions of counsel for the Loan Parties, dated the Closing Date, in form and substance satisfactory to the Lender and its counsel.

5.1.12Payment of Fees.

The Borrower shall have paid to the Lender (a) an upfront fee equal to $187,500 (which amount equals one hundred and twenty-five (125) basis points multiplied by the amount of the Revolving Credit Commitment); which fee shall be fully earned on the date hereof, and (b) all other fees and expenses payable on the Closing Date as required by this Agreement or any other Loan Document.

5.2Conditions Precedent to Any Loan.

The Lender’s obligation to make any Loan under this Agreement is also conditioned upon the following:

5.2.1Representations and Warranties.

The representations and warranties of the Loan Parties contained in Section 4 and in the other Loan Documents shall be true on and as of the date of each Loan with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof.

5.2.2Default.

No Event of Default or Potential Default shall have occurred which has not been waived in writing by the Lender.

5.2.3Loan Request.

The Borrower shall have delivered to the Escrow Agent a duly executed and completed Loan Request.

6.COVENANTS

6.1Affirmative Covenants.

The Loan Parties jointly and severally covenant and agree that until indefeasible payment in full of the Loans and interest thereon and satisfaction of the Loan Parties’ other Obligations to the Lender under the Loan Documents, each Loan Party shall comply at all times with the following affirmative covenants:

6.1.1Preservation of Existence.

Each Loan Party shall, and cause its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary except to the extent that any failure to be so licensed or qualified and in good standing will not constitute a Material Adverse Change.

6.1.2Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and cause its Subsidiaries to, duly pay, discharge, or otherwise satisfy in the ordinary course of its business all liabilities (including trade payables) to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would have a Material Adverse Change, provided that each Loan Party will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

6.1.3Maintenance of Insurance.

Each Loan Party shall insure its and its Subsidiaries’ properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, and public liability insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, all as reasonably determined by the Lender.  At the request of the Lender, the Loan Parties shall deliver to the Lender on the Closing Date and annually thereafter, a certificate of insurance signed by the Loan Parties’ independent insurance broker(s) and certifying as to the existence of the insurance required to be maintained by the Loan Documents, together with all reasonably requested endorsements thereto, and a summary schedule indicating all insurance then in force with respect to the Loan Parties and their Subsidiaries.

6.1.4Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof, except to the extent that the failure to so maintain, repair, renew or replace such properties would not constitute a Material Adverse Change.

6.1.5Maintenance of Licenses, Permits, Patents, Trademarks, Etc.

Each Loan Party shall, and cause its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, certificates, franchises, permits and other authorizations necessary for the ownership and lease of their properties and assets.

6.1.6Visitation Rights and Field Visits.

Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees, representatives or agents of the Lender to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Lender may reasonably request, provided that so long as an Event of Default has not occurred, the Lender shall provide the Borrower with reasonable notice prior to any visit or inspection.

6.1.7Keeping of Records and Books of Account.

Each Loan Party shall and shall cause each of its Subsidiaries to maintain and keep proper books of record and account which enable such Loan Party and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over such Loan Party and any Subsidiary thereof, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

6.1.8Customer Leasing Documents.

Whenever the Borrower uses Loan proceeds to finance the lease of a Machine, the Borrower shall promptly deliver a fully executed original of the lease agreement in connection therewith to the Lender and update Schedule A to the U.S.  Security Agreement to include the Machine(s) being financed.

6.1.9Collateral.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, from time to time and upon written notice from the Lender to the Borrower, execute and deliver to the Lender, solely for the Lender’s convenience in maintaining a record of the Collateral, such written statements and schedules as the Lender may reasonably require, designating, identifying or describing the Collateral.

6.1.10Plans and Benefit Arrangements.

The Loan Parties shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change.  Without limiting the generality of the foregoing, the Loan Parties shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans and Benefit Arrangements.

6.1.11Compliance with Laws.

Each Loan Party shall, and cause its Subsidiaries to, comply with all applicable Laws, provided that it shall not be deemed to be a violation of this Section 6.1.11 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

6.1.12Use of Proceeds.

The Borrower will use the proceeds of the Loans provide working capital to the Loan Parties and for general corporate purposes of the Loan Parties.

6.1.13Further Assurances.

Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Lender’s Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Lender in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce the Lender’s rights and remedies thereunder with respect to the Collateral.

6.1.14Reserved.

6.1.15Anti-Terrorism Laws; International Trade Law Compliance.

(a)No Covered Entity will become a Sanctioned Person; (b) the Borrower will maintain in force and effect policies and procedures that the Borrower reasonably believes are designed to ensure compliance by the Covered Entities with Anti-Terrorism Laws in all material respects; and (c) no Covered Entity will use the proceeds of the Loans in violation of any Anti-Terrorism Laws.

6.1.16Post-Closing Matters.

The Loan Parties shall satisfy such conditions within the applicable time periods set forth on Schedule 6.1.16, as such time periods may be extended by the Lender, in its sole discretion.

6.1.17Collateral.

After the occurrence and during the continuation of a Potential Default or Event of Default, or if there occurs a Material Adverse Change relating to the type, quantity or quality of the Collateral or Lien granted thereon, and if reasonably requested by the Lender, as security for the Obligations hereunder and under the other Loan Documents, the Loan Parties shall pledge, within a reasonable time frame agreed upon by the parties hereto, at the Loan Parties’ expense, such additional assets as Collateral as may be reasonably required by the Lender, and shall cause such Collateral to become subject to the Lender’s Lien on and Prior Security Interest in such Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens.

6.2Negative Covenants.

The Loan Parties jointly and severally covenant and agree that until indefeasible payment in full of the Loans and interest thereon, and satisfaction of the Loan Parties’ other Obligations to the Lender under the Loan Documents, the Loan Parties shall comply at all times with the following negative covenants:

6.2.1Indebtedness.

No Loan Party shall, at any time create, incur, assume or suffer to exist any Indebtedness without the prior written consent of the Lender, except:

(a)Indebtedness to the Lender;

(b)Existing Indebtedness as set forth on Schedule 6.2.1 (including any extensions or renewals thereof), provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 6.2.1;

(c)Capital leases and Indebtedness secured by Purchase Money Security Interests in the aggregate principal amount not to exceed $500,000 at any time outstanding;

(d)Indebtedness of any Loan Party to an Excluded Subsidiary in an aggregate principal amount not to exceed $3,500,000 at any one time outstanding so long as in each instance no Potential Default or Event of Default exists or would result therefrom; and

(e)Indebtedness of a Loan Party to another Loan Party so long as such Indebtedness is subordinated to the Obligations pursuant to the Intercompany Subordination Agreement or in a manner otherwise satisfactory to the Lender.

6.2.2Liens.

The Loan Parties shall not, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Liens in favor of the Lender and Permitted Liens.  No Loan Party shall, directly or indirectly, enter into any agreement with any Person other than the Lender pursuant to a Loan Document which prohibits or limits the ability of a Loan Party to create, incur, assume, or suffer to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired.

6.2.3Guaranties.

Except as permitted under Section 6.2.1 and under Schedule 6.2.3, no Loan Party shall, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person.

6.2.4Loans and Investments.

No Loan Party shall, at any time, make or allow to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(a)trade credit, including operating and/or capital leasing arrangements, extended on usual and customary terms in the ordinary course of business;

(b)advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(c)Permitted Investments;

(d)Loans or advances to Excluded Subsidiaries of any Loan Party in an aggregate principal amount not to exceed $3,500,000 at any time, so long as in each instance no Potential Default or Event of Default exists or would result therefrom; or

(e)Loans or advances to Subsidiaries of any Loan Party existing on the Closing Date and described on Schedule 6.2.4.

6.2.5Dividends and Related Distributions; Restricted Payments.

The Borrower may not make or pay, or agree to become or remain liable to make or pay, Distributions of any nature on account of or in respect of its common shares except pursuant to the terms and conditions of any equity incentive plans approved by the Borrower’s stockholders.  Each other Loan Party and each Subsidiary of the Borrower or a Loan Party may make or pay, or agree to become or remain liable to make or pay, Distributions of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares or interests to a Loan Party, so long as in each instance no Potential Default or Event of Default exists or would result therefrom.

6.2.6Liquidations, Mergers, Consolidations, Acquisitions.

No Loan Party nor any Subsidiary of any Loan Party shall dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation (including, in each case, pursuant to a Delaware LLC Division), or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock or membership interests of any other Person, except:

(a)any Guarantor or Subsidiary of a Loan Party may consolidate or merge into the Borrower or into another Loan Party in a transaction in which the Borrower or such other Loan Party is the surviving entity;

(b)any Subsidiary of a Loan Party that is not a Loan Party may be liquidated or dissolved if it is inactive or if all of the assets of such Subsidiary have been sold or disposed of in compliance with the terms of this Agreement;

(c)any Subsidiary of a Loan Party that is not a Loan Party may be merged into any Person or may be liquidated and dissolved, in each case in connection with the sale or disposition of such Subsidiary, if the sale or disposition of all of the assets of such Subsidiary would have been otherwise permitted hereunder, and any Subsidiary of the Borrower which is not a Loan Party may be merged into any other Subsidiary of the Borrower which is not a Loan Party.

6.2.7Dispositions of Assets or Subsidiaries.

The Loan Parties shall not, and shall not permit any of their Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock), except:

(a)transactions involving the sale or lease of inventory in the ordinary course of business;

(b)any sale, transfer, lease or other disposition of assets in the ordinary course of business which are no longer necessary or required in the conduct of any Loan Party’s business provided that the fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (b) shall not exceed $7,500,000 in the aggregate; or

(c)any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased, provided such substitute assets are subject to the Lender’s Prior Security Interest.

6.2.8Affiliate Transactions.

The Loan Parties shall not enter into or carry out any transaction with an Affiliate of a Loan Party (including purchasing property or services from or selling property or services to any Affiliate of a Loan Party or other Person) unless such transaction is: (a)(1) not otherwise prohibited by this Agreement, (2) entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Lender, (3) in accordance with all applicable Laws or otherwise, or (b) described on Schedule 6.2.8.

6.2.9Subsidiaries, Partnerships and Joint Ventures.

No Loan Party shall own or create directly or indirectly any Subsidiaries (including without limitation, the formation of any Subsidiary that is a Delaware Divided LLC), other than those existing on the date of this Agreement, those created to own service centers or those consented to by the Lender.  No Loan Party shall become or agree to:  (i) become a general or limited partner in any general or limited partnership, (ii) become a member or manager of, or hold a limited liability company interest in, a limited liability company, or (iii) become a joint venturer or hold a joint venture interest in any joint venture.

6.2.10Continuation of or Change in Business.

No Loan Party shall engage in any business other than the business of such Loan Party as substantially in effect as of the date of this Agreement and will not permit any material change in the operation of the ~~Business~~Borrower’s business.

6.2.11Fiscal Year; Accounting.

The Borrower shall not (a) change its fiscal year from the twelve-month period beginning January 1st and ending December 31st or (b) make any change in its accounting policies or reporting practices, except as required by GAAP.

6.2.12Changes in Documents.

No Loan Party shall amend in any respect any of its Organizational Documents without providing at least thirty (30) days’ prior written notice to the Lender and, in the event such change would be adverse to the Lender, as determined by the Lender in its sole discretion, obtaining the prior written consent of the Lender.

6.2.13Cancellation of Indebtedness.

No Loan Party shall cancel any material claim or Indebtedness owing to it, except for reasonable consideration and in the ordinary course of its business.

6.2.14Burdensome Agreements.

No Loan Party shall enter into, or permit to exist, any contractual obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of a Loan Party to act as a Loan Party, (b) creates any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or (c) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Obligations.

6.2.15Change in Collateral Location.

No Loan Party shall change the location of any Collateral with an aggregate book value in excess of $3,000,000 to a location other than the locations owned or leased by a Loan Party as set forth on Schedule 4.1.24, without the prior written consent of the Lender.

6.2.16Negative Pledges.

No Loan Party shall enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of such Loan Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues of the type included as Collateral under the Loan Documents, whether now owned or hereafter acquired, to secure the Obligations, other than (a) this Agreement and the other Loan Documents (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business, and (d) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries.  Except as set forth on Schedule 4.1.24, no Loan Party shall enter into or suffer to exist any Lien upon any of its real property, whether now owned or hereafter acquired.

6.3Reporting Requirements.

Each Loan Party covenants and agrees that until indefeasible payment in full of the Loans and interest thereon and satisfaction of such Loan Party’s other Obligations to the Lender under the Loan Documents, each Loan Party will furnish or cause to be furnished, as applicable, to the Lender:

6.3.1Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of ExOne, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of operations and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified by the Chief Executive Officer and Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.  This obligation will be satisfied when the Borrower files such financial statements with the Securities and Exchange Commission through the EDGAR database.

6.3.2Annual Financial Statements.

As soon as available and in any event within seventy-five (75) calendar days after the end of each fiscal year of the Borrower, financial statements of ExOne consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Lender.  This obligation will be satisfied when the Borrower files such financial statements with the Securities and Exchange Commission through the EDGAR database.

6.3.3Notice of Default.

Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

6.3.4Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against a Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $750,000 or which if adversely determined would constitute a Material Adverse Change.

6.3.5Certain Events.

Written notice to the Lender:

(a)within the time limits set forth in Section 6.2.12, any amendment to any Organizational Documents of any Loan Party;

(b)promptly if there occurs any material adverse change relating to the type, quantity or quality of the Collateral or Lien granted thereon; and

(c)promptly after the enactment or adoption of any Law which may result in a Material Adverse Change, notice thereof.

6.3.6Other Reports and Information.

Promptly upon their becoming available to the Borrower:

(a)a copy of any material order in any proceeding to which any Loan Party is a party issued by any Official Body; and

(b)such other reports and information as the Lender may from time to time reasonably request.

7.DEFAULT

7.1Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

7.1.1Payments Under Loan Documents.

The Borrower shall fail to pay (i) any principal or accrued interest of any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) when due, or (ii) any other amount owing under any Loan Documents within three (3) days after such other amount becomes due in accordance with the terms hereof or thereof;

7.1.2Breach of Warranty.

Any representation or warranty made at any time by any Loan Party in any Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect (other than to the extent such representation or warranty is already modified by “materiality” or “Material Adverse Change” in which case, shall prove to have been false or misleading in any respect) as of the time it was made or furnished; or any representation or warranty made by any Loan Party in connection with the execution and delivery of this Agreement or any other instrument, document, certificate or statement executed and delivered in connection with any Loan shall at any time prove to have been incorrect in any material respect when made;

7.1.3Breach of Covenants.

A Loan Party shall default in the observance or performance of any covenant contained in Section 6.1.6, 6.1.15 or Section 6.2.  A Loan Party shall default in the observance or performance of (a) any provision contained in Section 6.3.2 and such default shall continue unremedied for a period of forty-five (45) days after any officer of such Loan Party becomes aware of the occurrence thereof, and (b) any other covenant, condition or provision of any Loan Document and such default shall continue unremedied for a period of thirty (30) days after any officer of such Loan Party becomes aware of the occurrence thereof (in each case such grace period to be applicable only in the event such default can be remedied by corrective action of such Loan Party as determined by the Lender in its sole discretion);

7.1.4Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which a Loan Party may be obligated as a borrower or guarantor in excess of $1,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

7.1.5Final Judgments or Orders.

Any final judgments or orders (after the expiration of all times to appeal therefrom) shall be entered against a Loan Party by a court having jurisdiction in the premises:  (a) for the payment of money in excess of $1,000,000 in the aggregate, not covered by insurance, or (b) which judgment or order would constitute a Material Adverse Change, in each instance which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of ten (10) days from the date of entry;

7.1.6Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

7.1.7Uninsured Losses; Proceedings Against Assets.

There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $1,000,000; or any material portion of the Collateral or any other assets of a Loan Party are attached, seized, levied upon or subjected to a writ or distress warrant; or any material portion of the Collateral or any other assets of a Loan Party come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within twenty (20) days thereafter;

7.1.8Notice of Lien or Assessment.

A notice of Lien or assessment in excess of $1,000,000 which is not a Permitted Lien is filed of record with respect to all or any part of any assets of a Loan Party by any Official Body or any taxes or debts owing at any time or times hereafter to any Official Body, become payable and the same: (a) is not paid or bonded over within twenty (20) days after the same becomes payable, (b) is not being contested in good faith by appropriate proceedings, with appropriate reserves or accruals in the books and records of the Borrower;

7.1.9Insolvency.

The Borrower ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

7.1.10Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator or similar official of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;

7.1.11Voluntary Proceedings.

A Loan Party shall: (a) commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator or other similar official of itself or for any substantial part of its property, (d) make a general assignment for the benefit of creditors, (e) fail generally to pay its debts as they become due, or (f) take any action in furtherance of any of the foregoing, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;

7.1.12Change of Control.

A Change of Control shall have occurred; or

7.1.13Material Adverse Change.

A Loan Party shall suffer any Material Adverse Change or shall suffer substantial loss, theft, taking, damage or destruction to or of any of its property, not covered by insurance, which would have a material adverse effect upon the business, prospects, operations or financial condition of the Loan Party.

For purposes of this Section 7.1, a loss or liability shall not be deemed to be “not covered by insurance”, notwithstanding that the insurer has not paid the claim, if a claim has been submitted in writing and any Loan Party reasonably believes that it is covered by the relevant insurance, provided that any claim not paid or agreed to be covered by the insurer within sixty (60) days after it is submitted shall be deemed to be not covered by insurance.

7.2Consequences of Event of Default.

7.2.1Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default shall occur and which has not been waived in writing by the Lender, the Lender (a) may cancel the Revolving Credit Commitment and shall be under no further obligation to make any additional Loans and (b) may, by written notice to the Borrower, declare (i) the commitment to make any partial Loans terminated and (ii) the unpaid principal amount of the outstanding Loans and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lender hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (c) exercise all rights and remedies available to it under the Loan Documents or applicable Law or equity.

7.2.2Suits, Actions, Proceedings.

If an Event of Default shall occur which has not been waived in writing by the Lender, and whether or not the Lender shall have accelerated the maturity of the Loans pursuant to any of the foregoing provisions of this Section 7.2, the Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in any Loan Document, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender; and

7.2.3Application of Proceeds.

From and after the date on which the Lender has taken any action pursuant to this Section 7.2 and until all Obligations of the Loan Parties to the Lender have been indefeasibly paid in full, any and all proceeds received by the Lender from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Lender, shall be applied as follows:

(a)first, to reimburse the Lender for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Lender in connection with realizing on the Collateral or collection of any Obligations of the Loan Parties to the Lender under any of the Loan Documents, including advances made by the Lender for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(b)second, to past due fees and past due interest with respect to the Loans;

(c)third, to past due principal of the Loans;

(d)fourth, to other fees and interest with respect to the Loans;

(e)fifth, to other principal of the Loans;

(f)sixth, to other Obligations due to the Lender hereunder or under the other Loan Documents; and

(g)seventh, the balance, if any, as required by Law.

7.2.4Other Rights and Remedies.

In addition to all of the rights and remedies contained in any of the Loan Documents, the Lender shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law.  The Lender may exercise all post-default rights granted to the Lender under the Loan Documents or applicable Law.

7.2.5Limitation of Enforcement.

(1)With respect to any of the security created under this Agreement or any other Loan Document, the following shall apply:

(a)~~(a)~~ the Lender shall not be entitled to enforce such security against ExOne GmbH if and to the extent the enforcement would at the time of such enforcement:

(i)	reduce ~~the Borrower'~~ExOne GmbH’s net assets as determined in accordance with paragraph (b) below (the ~~"~~“Net Assets~~"~~”) to an amount less than its stated share capital; or
(ii)	(if the Net Assets are already an amount less than the stated share capital) cause such amount to be further reduced,

and thereby affect the assets required for the obligatory preservation of its stated share capital according to sections 30 and 31 of the German Liability Company Act (taking into account applicable case law) (a ~~"~~“Capital Impairment~~"~~”).

(b)~~(b)~~ The Net Assets shall be determined in accordance with the accounting principles consistently applied by ExOne GmbH in preparing its unconsolidated balance sheets (according to section 42 of the German Liability Company Act, sections 242 and 264 of the German Commercial Code) in the previous years,

(2)The limitation on enforcement pursuant to clause (1) above does not apply if and to the extent ExOne GmbH is legally and commercially in a position to take measures (including, set-off claims, provided that the claim of ExOne GmbH against the counterparty of such set-off is valuable) to avoid the occurrence of a Capital Impairment.

(3)If ExOne GmbH intends to demonstrate that the enforcement of such security has led or will lead to a Capital Impairment, then ExOne GmbH shall, to the extent required to discharge the amounts demanded, promptly realize any and all of its assets that are shown in its balance sheet with a book value that, in the reasonable opinion of the Lender, is significantly lower than the market value of the asset(s) if such asset(s) is/are not necessary for the ExOne GmbH ~~'~~‘s business.

(4)The limitation on enforcement pursuant to clause (1) above does not affect the right of the Lender to take any enforcement action at a later point in time if and to the extent that this Section would allow this at that later point.

7.3Set-off.

If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan

Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the such Loan Party may be contingent or unmatured.  The rights of the Lender under this Section are in addition to other rights and remedies that the Lender may have.  The Lender agrees to notify the Loan Parties promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

7.4Notice of Sale.

Any notice required to be given by the Lender of a sale, lease or other disposition of the Collateral or any other intended action by the Lender, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Loan Parties.

8.MISCELLANEOUS

8.1Modifications, Amendments or Waivers.

The Lender and the Loan Parties may from time to time enter into written agreements amending or changing any provision of any Loan Document or the rights of the Lender or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder.  Any such agreement, waiver or consent shall be effective to bind the Lender and the Loan Parties.

8.2No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Lender in exercising any right, power, remedy or privilege under any Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Lender under any Loan Document are cumulative and not exclusive of any rights or remedies which they would otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of the Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.3Reimbursement, Indemnification and Waiver by the Loan Parties.

8.3.1Reimbursement.

Each Loan Party agrees unconditionally upon demand to pay or reimburse to the Lender and to save the Lender harmless against liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including reasonable fees and expenses of counsel), incurred by the Lender: (a) in connection with development, negotiation, preparation, printing, execution, administration, interpretation and performance of this Agreement and the other Loan Documents, whether incurred before or after the date of this Agreement, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of any Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under any Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings.

8.3.2Indemnification.

Each Loan Party shall indemnify the Lender (in such context, the ~~"~~“Indemnitee~~"~~”) against, and hold the Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for the Indemnitee), and shall indemnify and hold harmless the Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of the Indemnitee, incurred by the Indemnitee or asserted against the Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or the use or proposed use of the proceeds therefrom, (c) breach of representations, warranties or covenants of any Loan Party under the Loan Documents, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether the Indemnitee is a party thereto, provided that no Loan Party shall indemnify the Indemnitee if the same results from the Lender’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Lender to be payable in connection with any Loan Document, and the Borrower agrees unconditionally to save the Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

8.3.3Waiver of Consequential Damages.

To the fullest extent permitted by applicable Law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  The Indemnitee referred to in Section 8.3.2 shall not be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

8.4Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day and such extension of time shall be included in computing interest and fees, except that the outstanding principal balance of the Loans (together with the outstanding interest accrued thereon) shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

8.5Notices.

Any notice, request, demand, direction or other communication (for purposes of this Section 8.5 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing ~~(~~which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission in accordance with this Section 8.5 as follows:

To the Lender:

LBM Holdings LLC
980 Penn Avenue, Suite 400
Pittsburgh, PA 15222
Attention:  ~~Mark Deluzio~~ John Irvin
Email:  ~~mdeluzio~~jirvin@rockwellvc.com
Facsimile: (412) 434-8909
Telephone: (878) 999-2705

With a copy to:

Clark Hill PLC
One Oxford Centre
301 Grant Street, 14th Floor
Pittsburgh, PA 15219-1410
Attention: Lori Rooney
Email: lrooney@clarkhill.com
Facsimile: 412-394-2555
Telephone: 412-394-2503

To the Borrower:

The ExOne Company
127 Industry Boulevard
North Huntingdon, PA 15642
Attention: Loretta Benec
                  General Counsel and Corporate Secretary
Email: Loretta.benec@exone.com
Facsimile:  (724) 765-1382
Telephone:  (724) 765-1380

With a copy to:

McGuireWoods LLP
260 Forbes Avenue, 18th Floor
Pittsburgh, PA 15222
Attention: Penny E. Zacharias
Email: pzacharias@mcguirewoods.com
Facsimile: (412) 667-7954
Telephone:  (412) 667-7937

Any Notice shall be effective:

(a)In the case of hand-delivery, when delivered;

(b)If given by mail, three (3) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(d)In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)In the case of electronic transmission, when actually received; and

(f)If given by any other means (including by overnight courier based on records of such courier), when actually received.

8.6Severability.

The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

8.7Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles, and shall for all purposes be governed by and construed and enforced in accordance with the Laws of the Commonwealth of Pennsylvania.

8.8Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements, proposals, term sheets and commitments.

8.9Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of the Loans and shall not be waived by the execution and delivery of this Agreement, any investigation by the Lender, the making of the Loans or payment in full of the Loans.  All covenants and agreements of the Loan Parties contained in Sections 6.1, 6.2 and 6.3 shall continue in full force and effect from and after the date hereof so long as the Loan Parties may borrow and until termination of the Revolving Credit Commitment and payment in full of the Loans.  All covenants and agreements of the Loan Parties contained herein relating to expenses and indemnification, including those set forth in Section 8.3, shall survive payment in full of the Loans and termination of the Revolving Credit Commitment.

8.10Successors and Assigns.

(a)This Agreement shall be binding upon and shall inure to the benefit of the Lender, the Loan Parties and their respective successors and assigns, except that the Loan Parties may not assign or transfer any of their respective rights and obligations hereunder or any interest herein.  The Lender may, at its own cost, make assignments of or sell participations in all or any part of the Loans made by it to one or more banks or other entities.

(b)Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Lender the form of certificate as may be required by the Lender relating to federal income tax withholding.  The Lender may furnish any publicly available information concerning the Borrower or its Subsidiaries and any other information concerning the Borrower or its Subsidiaries in the possession of the Lender from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 8.11.

8.11Confidentiality.

The Lender agrees to keep confidential all information obtained from the Borrower which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with its capacity under this Agreement and for the purposes contemplated hereby.  The Lender shall be permitted to disclose such information: (a) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain confidentiality, (b) to assignees and participants as contemplated by Section 8.10, and prospective assignees and participants, (c) to the extent requested by any Official Body or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (d) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, or (f) if the Borrower shall have consented to such disclosure.

8.12Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

8.13Lender’s Consent.

Whenever the Lender’s consent is required to be obtained under any Loan Document as a condition to any action, inaction, condition or event, the Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

8.14Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

8.15CONSENT TO FORUM; WAIVER OF JURY TRIAL.

THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY PENNSYLVANIA STATE OR FEDERAL COURT SITTING IN PITTSBURGH, PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESSES PROVIDED FOR IN SECTION 8.5 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.  THE BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.  THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

8.16Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Lender and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency, reorganization or other similar Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

8.17Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If the Borrower shall be required by the Internal Revenue Code or any other applicable Laws to withhold or deduct any Taxes from any payment (as determined in its good faith discretion), then (i) the Borrower shall withhold or make such deductions as are determined by it to be required, (ii) the Borrower shall timely pay the full amount withheld or deducted to the relevant Official Body in accordance with the Internal Revenue Code or such Laws, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 8.17) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by the Borrower.

Without limiting the provisions of Section 8.17(a), the Borrower shall timely pay to the relevant Official Body in accordance with applicable Laws, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.

The Borrower shall, and does hereby indemnify the Lender, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.17) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)Evidence of Payments.

Upon request by the Lender after any payment of Taxes by the Borrower to an Official Body as provided in this Section 8.17, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)Survival.

Each party’s obligations under this Section 8.17 shall survive any assignment of rights by the Lender and the repayment, satisfaction or discharge of all other Obligations.

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ANNEX B

Updated Schedules

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